Exhibit 10.9

EXECUTION AGENT AGREEMENT

This Execution Agent Agreement is entered into as of December 22, 2023 (the “Effective Date”), by and between Invesco Capital Management LLC (“Invesco”) and Galaxy Digital Funds LLC (“Galaxy”). Invesco and Galaxy may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS the Parties have entered into an agreement to collaborate to design, develop and co-market United States ETFs that invest in Digital Assets (the “Strategic Alliance Agreement”);

WHEREAS the Strategic Alliance Agreement provides that Galaxy will provide certain execution agent services to Invesco; and

WHEREAS the Parties have entered into this Execution Agent Agreement (the “Agreement”) to detail the execution agent services to be provided by Galaxy;

NOW THEREFOR, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.1. Usage. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Strategic Alliance Agreement.

2.1. Execution Agent Services. For each Digital Asset ETF, Invesco hereby appoints Galaxy as Execution Agent and Galaxy shall, in such capacity, provide the services set out on Exhibit A (the “Execution Agent Services”). Invesco represents, warrants and agrees that it will have, at all times necessary to permit Galaxy to perform the Execution Agent Services for a Digital Asset ETF, full power and authority on behalf of such Digital Asset ETF to so appoint Galaxy and to authorize Galaxy to act as agent on behalf of such Digital Asset ETF in the manner contemplated hereby. Galaxy will be fully responsible for providing the Execution Agent Services (a) in accordance with all applicable Laws, codes, ordinances, orders, rules and regulations of local, state, and federal governments and agencies and instrumentalities, including, without limitation, all standards and regulations of appropriate regulatory commissions and similar agencies, as each of the foregoing may be updated from time to time; (b) in accordance with the Proper Instructions (defined below), as well as the terms and subject to the conditions set forth on Exhibit A, the related Product Specification, and this Agreement; (c) using personnel of required skill, experience, and qualifications; (d) in a timely, workmanlike, and professional manner; and (e) in accordance with industry standards in Galaxy’s field ((a) – (e), the “Performance Standards”). Prior to the date on which the Execution Agent Services are to begin, Galaxy will obtain, and at all times during the Term of this Agreement maintain, all necessary up-to-date licenses, registrations, qualifications and consents required by or applicable to the provision of the Execution Agent Services. Galaxy’s personnel and representatives will comply with all policies and procedures communicated by Invesco, including, without limitation, Invesco’s security and data protection policies. For the sake of clarity, nothing in this Agreement will be construed to prevent Invesco, in its sole discretion, from itself (or through its Affiliates) performing services that are similar to or identical to the Execution Agent Services, in which case Galaxy, upon instruction from Invesco, shall cease to perform such Execution Agent Services for some or all of the Digital Asset ETFs, as applicable. Invesco acknowledges that Galaxy’s provision of the Execution Agent Services is not exclusive to the Digital Asset ETFs, and that, subject to the terms of this Agreement, Galaxy is free to provide such services to other persons other than in connection with a Future Digital Asset ETF, or the sponsor/issuer thereof in connection with a Future Digital Asset ETF (it being understood that Galaxy may provide such services in connection with a New Product described in a New Product Proposal that has been rejected by Invesco pursuant to Section 2.11 of the Strategic Alliance Agreement).

2.2. Proper Instructions

2.2.1 Subject to the other provisions of this Agreement and Exhibit A hereof, with respect to the Execution Agent Services, Galaxy shall act on instructions it reasonably believes to be from Invesco upon receipt of any written or faxed authorization or instruction including any instructions it reasonably believes to have been transmitted by electronic communication by Invesco or a Third Party designee as previously communicated to Galaxy, or by such other means as may from time to time be agreed between Invesco and Galaxy (“Proper Instructions”). Proper Instructions may be in the form of standing instructions.

2.2.2 Galaxy is under no obligation to review the propriety or legality of any Proper Instructions received by it.

2.2.3 Galaxy shall act on Proper Instructions unless it believes, acting in good faith, that they are manifestly fraudulent, unlawful or constitute a suspicious transaction for the purposes of applicable money laundering regulations, have been given in error, are inadequate, are unclear, do not make fully apparent the intention of Invesco with respect to the applicable Digital Asset ETF or a transaction in which it is involved, or are not communicated to Galaxy prior to any dealing deadlines agreed between Invesco and Galaxy from time to time. Galaxy shall promptly inform Invesco where it is not willing to act on any Proper Instructions for any of the reasons provided in this Section 2.2.3, provided that Galaxy shall be under no obligation to inform Invesco in such circumstances where to do so may contravene applicable Law.

2.2.4 Unless otherwise provided in the Agreement, a Proper Instruction continues in full force and effect until specifically cancelled or superseded by a subsequent Proper Instruction. Galaxy will use its reasonable efforts to take account of any Proper Instruction being specifically cancelled or superseded by a subsequent Proper Instruction, but shall not be liable for acting upon any Proper Instruction that has been so cancelled or superseded if it has not had adequate time acting diligently to take account of such Proper Instruction being so cancelled or superseded.

2.2.5 For avoidance of doubt, subject to the conditions of this Section 2.2, the failure of Galaxy to act upon, or in accordance with, a Proper Instruction shall be deemed a material breach of this agreement.

2.3. Galaxy’s Authority. Galaxy’s duties and authority to act as Execution Agent hereunder, as well as other rights and obligations contained herein, are limited to the duties and authority expressly provided for in this Agreement and any other duties that Invesco and Galaxy agree in writing in accordance with Section 11.15 of the Strategic Alliance Agreement shall be performed by Galaxy from time to time and no implied duties or obligations shall be read into this Agreement or the Strategic Alliance Agreement. Galaxy shall not, and shall not be deemed to, assume the obligations or duties of Invesco with respect to any Digital Asset ETF unless such duties and obligations are expressly provided to be performed by Galaxy pursuant to this Agreement or the Parties agree in writing in accordance with Section 11.15 of the Strategic Alliance Agreement that Galaxy shall perform such duties.

2.4. Exclusivity. The exclusivity provisions set forth in Section 2.10 of the Strategic Alliance Agreement shall govern this Agreement.

3.1. Confidentiality Obligations. The Party receiving Confidential Information (the “Receiving Party”) of the other Party (the “Disclosing Party”) shall keep confidential, and shall exercise at least the same degree of care (and in no event less than a reasonable degree of care) with respect to, the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information and, at a minimum, the receiving Party shall adopt, maintain and follow security practices and procedures that are sufficient to safeguard the Disclosing Party’s Confidential Information from any (a) unauthorized disclosure, access, use or modification, and (b) misappropriation, theft, destruction, or loss. Without limiting the generality of the foregoing, the Receiving Party shall only use or reproduce the Disclosing Party’s Confidential Information to the extent necessary to enable the Receiving Party to fulfill its obligations or exercise its rights under this Agreement.

3.2. Authorized Disclosure. The obligations of confidentiality under the Agreement shall not apply to the extent that disclosure is reasonably necessary to:

3.2.1 Prosecute or defend litigation;

3.2.2 comply with applicable Laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission;

provided, that in each case, such Party shall reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure.

3.3. Without limiting either Party’s obligations under Section 3.1 or exceptions in 3.2, each Party (a) shall maintain and comply with internal policies, procedures and controls reasonably designed to prevent information related to the Digital Asset ETFs, and the Execution Agent Services being performed for the Digital Asset ETFs, from being disclosed to, shared with or used by any Third Party or, with respect to Galaxy, any Affiliate whose primary or principal business is trading Digital Assets or that may use such information to the detriment of the Digital Asset ETF, and (b) shall not disclose, or allow to be disclosed, such information to such Persons.

4.1. Compliance with Law—General. In connection with its participation in the Strategic Alliance, and in carrying out its obligations and services under this Agreement, each Party shall comply with all applicable Laws, maintain all required regulatory registrations and licenses, shall not misappropriate, infringe or otherwise violate any proprietary interest (including intellectual property rights), and shall not materially breach any contractual agreement or any civil duty imposed by law, such as tort duties, insofar as such contractual agreements or civil duties relate to such Party’s ability to perform its obligations under this Agreement. During the Term of this Agreement, the Parties acknowledge and agree that each Party has an affirmative obligation to promptly report to the other Party any concerns about, or indications of, actual or possible violations of applicable Laws of which they become aware that would reasonably be expected to have a material effect on either Party’s ability to perform its obligations under this Agreement. If any change in applicable Law requires either Party to adopt specific standards related to Execution Agent Services performed under this Agreement, or to a Digital Asset ETF, then the Parties agree to make modifications to the Execution Agent Services or Digital Asset ETFs as are required to enable the Parties to comply with any changes in applicable Law. Each Party shall make all required changes at no charge to the other Party, it being understood that Invesco shall have sole discretion over any modifications to the Digital Asset ETFs. Galaxy shall cooperate with Invesco in connection with any investigation of Invesco or any Digital Asset ETF by the Securities and Exchange Commission or any other Governmental Authority; provided that any reasonable costs and expenses incurred by Galaxy in connection with any such investigation shall be reimbursed by Invesco.

4.2. Export Controls. Unless authorized by a United States regulation or export license, neither Party shall, in connection with the activities contemplated by this Agreement, export or re-export, directly or indirectly any product (or any part of a product), process, or service to: (i) any country (or nationals of a country) in Country Group E of the Export Administration Regulations of the United States (“EAR”) or any other country subject to sanctions administered by the Office of Foreign Assets Control, or (ii) any non-civil (i.e. military) end users or for any non-civil end uses in any country in Country Group D:1 of the EAR, as these lists may be modified from time-to-time. Each Party represents, warrants and covenants that it is not currently debarred, suspended or otherwise prohibited or restricted from exporting, re-exporting, receiving, purchasing, processing or otherwise obtaining any item, product, article, commodity, software or technology regulated by any agency of the United States, and that it shall immediately notify the other Party in the event that any of the foregoing occurs. The Parties agree to comply with any import or other restrictions and to use commercially reasonable efforts to cooperate with and assist the other Party in connection therewith and in connection with the EAR restrictions.

4.3. Anti-Money Laundering and Know-Your-Customer. Each Party shall maintain policies and implement procedures and controls, including, without limitation, policies and procedures for sanctions screening, reasonably designed to ensure compliance with all applicable Laws pertaining to anti-money laundering, anti-terrorism and sanctions, including Section 326 of the USA PATRIOT Act (31 U.S.C. § 531.8(I)), and shall comply with all such applicable Laws.

4.4. Cyber Security. Both Parties shall comply with applicable privacy and cyber security Laws. The Parties shall use all reasonable legal, organizational, physical, administrative and technical measures, and security procedures to safeguard and ensure the security of their respective systems and any data provided by the other Party or relating to a Digital Asset ETF against unauthorized access, disclosure, duplication, use, modification or loss.

4.5. Diversity, Equity and Inclusion. The Parties shall comply with all anti-discrimination and equal opportunities laws and regulations applicable to each of its personnel, including the Americans with Disabilities Act 1964, the Telecommunications Act 1996 and other similar laws.

5.1. Indemnification. The indemnification provisions set forth in Section 7 of the Strategic Alliance Agreement shall apply to this Agreement.

6.1. Limitation of Liability. The limitation of liability provisions set forth in Section 8 of the Strategic Alliance Agreement shall apply to this Agreement.

7.1. Representations and Warranties of Each Party. Each of the Parties makes the following representations, warranties and covenants:

7.1.1 Authority. As of the Effective Date, it has the full right, power and authority to enter into this Agreement. This Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforceability may be limited by considerations of public policy, the effects of bankruptcy, insolvency or other applicable Laws affecting the enforcement of creditors’ rights generally and judicial principles affecting the availability of specific performance and general principles of equity, whether considered in a proceeding at law or in equity.

7.1.2 No Conflicts. The execution, delivery and performance of this Agreement by such Party does not conflict with or materially breach any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any applicable Laws of any Governmental Authority having jurisdiction over it.

7.1.3 Data Privacy and Security. It has been and is compliant with applicable privacy and cyber security Laws, and it has and uses reasonable legal, organizational, physical, administrative and technical measures, and security procedures to safeguard and ensure the security of its systems and data against unauthorized access, disclosure, duplication, use, modification or loss. It has policies, procedures and controls in place that are reasonably designed to prevent information related to the Digital Asset ETFs, and, in the case of Galaxy, the Execution Agent Services being performed for the Digital Asset ETFs, from being disclosed to, shared with or used by any Third Party, and any Affiliate whose primary or principal business is trading Digital Assets or that may use such information to the detriment of the Digital Asset ETF.

7.2. Additional Representations and Warranties of Galaxy. Galaxy represents, warrants and covenants as of the Effective Date that its performance of the Execution Agent Services on behalf of the Digital Asset ETFs will not in any way result in any payment, commission or other form of compensation to Galaxy or any Affiliate of Galaxy, other than the fees contemplated by this Agreement.

7.3. Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF THE PARTIES OR THEIR AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT SPECIFICATIONS, DIGITAL ASSET ETFS OR ANY RELATED INTELLECTUAL PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EACH PARTY UNDERSTANDS AND AGREES THAT NEITHER PARTY CAN ASSURE THE SUCCESSFUL REGISTRATION, LAUNCH, PROFIT OR COMMERCIAL VIABILITY OF ANY DIGITAL ASSET ETF.

8.1 Term and Termination. The term and termination provisions set forth in Section 10 of the Strategic Alliance Agreement shall apply to this Agreement.

9.1. Dispute Resolution. The Parties shall resolve any dispute, claim or controversy between the Parties arising under this Agreement (any such dispute, claim or controversy, an “Agreement Dispute”) pursuant to the terms of this Section 9.1.

9.1.1 In the event of an Agreement Dispute, the Parties shall discuss and negotiate in good faith a solution acceptable to the Parties and in the spirit of this Agreement. If, after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement within thirty (30) days (or such longer period as agreed in writing by the Parties), then the Agreement Dispute may be referred to the executive officers of each Party for resolution at the request of either Party.

9.1.2 If, after negotiating in good faith, the Parties’ executive officers fail to reach agreement within ten (10) days of submission to such executive officers (or such longer period as agreed in writing by the Parties), then either Party may submit the Agreement Dispute to any mutually agreed to mediation service for mediation by providing to the mediation service a joint, written request for mediation, setting forth the subject of the dispute and the relief requested. The Parties shall cooperate with one another in selecting a mediation service, and shall cooperate with the mediation service and with one another in selecting a neutral mediator and in scheduling the mediation proceedings. The Parties shall use commercially reasonable efforts in participating in the mediation. The mediator’s fees and expenses and the costs incidental to the mediation shall be shared equally between the Parties. The Parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

9.1.3 If mediation pursuant to Section 9.1.2 fails to reach agreement within ninety (90) days of submission to mediation, then the Agreement Dispute may be resolved and settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. A reasoned written award shall be required and shall be made within nine (9) months of the filing of the notice to arbitrate and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. The arbitrator(s) shall have authority to award damages to either Party, and to award the payment of attorney fees and costs to the prevailing Party. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in English language in accordance with the United States Arbitration Act.

9.1.4 If the Parties cannot resolve any Agreement Dispute pursuant to the other provisions of this Section 9.1, then either Party may file suit in a court of competent jurisdiction in accordance with the provisions of Section 9.6.

9.2. Equitable Relief. Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any dispute. Each Party acknowledges that a breach by a Party of Section 3 (Confidentiality) may cause the non-breaching Party irreparable damages, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching Party shall be entitled to seek equitable relief, including a restraining order, injunctive relief, specific performance and any other relief that may be available from any court, in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available at law or in equity.

9.3. Independent Contractors. Nothing in this Agreement shall create or imply an association, partnership or joint venture between the Parties hereto, it being agreed and understood that the Parties are independent contractors; and neither Party, with respect to a third party, shall have the power or authority to bind or obligate the other Party in any way.

9.4. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing addressed to the other Party at its address as set forth below or at such different address of which written notice has been given in accordance with this paragraph:

If to Invesco:

Invesco Capital Management LLC

Attn: Adam Henkel

3500 Lacey Road, Suite 700

Downers Grove, Illinois

Email: Adam.Henkel@Invesco.com

Phone: 630-684-6724

If to Galaxy:

Galaxy Digital Funds LLC

Attn: Andrew Siegel

107 Grand Street, 8th Floor

New York, NY 10013

Email: Andrew.Siegel@galaxydigital.io

Phone: 212-390-9216

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (so long as the recipient acknowledges receipt), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

9.5. Further Assurances and Cooperation. Each Party agrees that it shall execute and deliver, or cause the execution and delivery of, such further documents and instruments as may be reasonably necessary or proper to fully effectuate this Agreement and the transactions contemplated hereby.

9.6. Governing Law. This Agreement, and the construction, performance and validity of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles of the State of New York.

9.7. Force Majeure. Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by: (a) acts of God, (b) flood, fire, or explosion, (c) war, terrorism, invasion, riot, or other civil unrest, (d) embargoes or blockades in effect on or after the Effective Date, (e) pandemic, or (f) national or regional emergency (each of the foregoing, a “Force Majeure Event”), in each case ((a) – (f)) provided that (i) such event is outside the reasonable control of the affected Party, (ii) the affected Party provides prompt notice to the other Party, stating the period of time the occurrence is expected to continue, and (iii) the affected Party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event. A Party may terminate this Agreement pursuant to Section 10.2.1 of the Strategic Alliance Agreement if a Force Majeure Event affecting the other Party continues substantially uninterrupted for a period of thirty (30) days or more.

9.8. Assignment; Binding Effect.

9.8.1 Assignment to Affiliates. Galaxy and Invesco may assign this Agreement or otherwise transfer their rights and obligations hereunder to an Affiliate by providing (a) ninety (90) days’ prior written notice to the other Party, and (b) any such other information about the assignment or assignee as reasonably requested by the other Party.

9.8.2 Assignment to Non-Competing Parties. Subject to and except as provided by Section 9.8.3, neither this Agreement nor any rights or obligations of a Party hereunder may be assigned or otherwise transferred to a Third Party without the prior written consent of the other Party, provided, however, that such written consent shall not be unreasonably withheld in instances in which the Third Party is not a Competing Third Party (as defined in Section 9.8.3) of the other Party. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or external reorganization involving a Party (regardless of whether that Party is a surviving or disappearing entity) and a Third Party shall be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other Party’s prior written consent is required, but, provided that the Third Party is not a Competing Third Party of the other Party, shall not be unreasonably withheld by the other Party.

9.8.3 Assignment to Competing Third Parties. Notwithstanding anything to the contrary in this Section 9.8, neither this Agreement nor any rights or obligations of a Party hereunder may be assigned or otherwise transferred to a Third Party that, as part of its business operations prior to such attempted assignment or transfer offered, developed, marketed, sold or otherwise commercialized products or services that, in the non-assigning Party’s reasonable belief, involved capabilities and functions duplicative of, or similar in nature to, that of the non-assigning Party (such Third Party being a “Competing Third Party” of the non-assigning Party), without the consent of the non-assigning Party, which may be withheld for any reason. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation, or external reorganization involving a Party (regardless of whether that Party is a surviving or disappearing entity) and a Competing Third Party of the other Party shall be deemed to be a transfer of rights, obligations, or performance under this Agreement for which the other Party’s prior written consent is required and may be withheld for any reason.

9.8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Any purported assignment, delegation, or transfer in violation of this Section 9.8 is void.

9.9. No Third-Party Beneficiaries. This Agreement is entered into by Invesco and Galaxy as a principal contracting party and not as agent for any other person. Except to the extent expressly stated in this Agreement, nothing contained in this Agreement shall be interpreted as creating any rights in any third parties or any contractual obligations on the part of the Parties, to any person or persons other than the Parties, including either arising out of, in connection with or relating to the Contracts (Rights of Third Parties) Act 1999 or otherwise. Except to the extent expressly stated in this Agreement, the Parties do not intend that any term of this Agreement shall be enforceable, by virtue of any statutory authority or otherwise, by any person who is not a party to this Agreement.

9.10. Performance By Affiliates. Obligations and tasks of a Party may be performed or managed by such Party’s Affiliates, provided, with respect to Galaxy, that such Affiliate’s primary or principal business is not trading Digital Assets. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, shall remain jointly and severally liable for its Affiliates’ performance, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

9.11. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and both of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by any photocopy and transmitted by facsimile, pdf file or other electronic means shall be deemed to be original signatures.

10.1 Fees; Payment Terms. The execution agent fee, payment and related terms set forth in Section 3 of the Strategic Alliance Agreement shall apply to this Agreement.

11.1 Intellectual Property. The intellectual property provisions set forth in Section 4 of the Strategic Alliance Agreement shall apply to this Agreement.

12.1 Conflicts Rule. In case of any inconsistency, with respect to the subject matter hereof, between the provisions of this Agreement and the Strategic Alliance Agreement, the provisions of this Agreement shall control.

{Signature page follows}

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

INVESCO CAPITAL MANAGEMENT LLC		GALAXY DIGITAL FUNDS LLC

By:	/s/ Brian Hartigan	By:	/s/ William Burt
Name:	Brian Hartigan	Name:	William Burt
Title:	Chief Executive Officer	Title:	Chief Operating Officer
Date:	12/22/2023	Date:	12/22/2023

EXHIBIT A

EXECUTION AGENT SERVICES

1. PURCHASES AND SALES OF DIGITAL ASSETS

1.1. In accordance with the receipt of Proper Instructions, Galaxy agrees to use its reasonable efforts to buy the Digital Assets (as applicable for the relevant Digital Asset ETF) or sell the Digital Assets (as applicable for the relevant Digital Asset ETF) in exchange for cash in the form of United States Dollars (“USD Cash”) in accordance with a Proper Instruction, and seek to buy or sell the Digital Asset at the same or similar price for such Digital Asset as valued by the Digital Asset ETF’s stated valuation methodology (the “Reference Price”).

1.2. Notwithstanding Section 1.1 of this Exhibit A, if a Proper Instruction specifies a specific price, or a maximum or minimum price, to buy or sell relevant Digital Assets, Galaxy shall only buy or sell (as applicable) Digital Assets at a price that complies with that Proper Instruction.

1.3. Galaxy understands and agrees that it may receive Proper Instructions for transacting in Digital Assets for the purpose of (i) purchasing Digital Assets with the USD Cash proceeds of a creation order received by a Digital Asset ETF; (ii) generating USD Cash to enable a Digital Asset ETF to satisfy a USD Cash redemption order received by a Digital Asset ETF; (iii) generating USD Cash to enable Invesco to pay applicable fees and expenses of the relevant Digital Asset ETF; (iv) to enable the Digital Asset ETF to redeem shares for USD Cash as necessary in response to a hard fork or other protocol event; and/or (v) in any other circumstances where the Digital Asset ETF is permitted or is required to purchase or sell Digital Assets in accordance with the Digital Assets ETF’s prospectus, offering documents, or other controlling documents (the “Controlling Documents”).

1.4. Subject to any specifications within the Proper Instructions, Galaxy shall select a method, counterparty and venue (if any) for the execution of each transaction in its discretion but in all cases it shall use reasonable efforts to achieve “best execution” for such transaction, where “best execution” means taking reasonable steps to obtain the best overall result reasonably possible for the Digital Asset ETF taking into account price, costs, speed, likelihood of execution and settlement, size, nature or any other consideration relevant to the execution of the relevant transaction, giving priority to obtaining a price that is the same or similar to the Reference Price. Galaxy shall not transmit any orders received pursuant to a Proper Instruction to any other person or to any other intermediary for execution, except for the avoidance of doubt, as a counterparty to the transaction.

1.5. Galaxy shall designate, validate and maintain the applicable Digital Asset wallets in accordance with any Proper Instructions received from Invesco. Galaxy shall cooperate with the applicable Digital Asset ETF administrator(s) and custodian(s) as necessary and in accordance with agreed upon procedures and the Controlling Documents.

1.6. Galaxy will direct the proceeds of all purchases and sales to the applicable Digital Asset ETF wallet or account, as designated by Invesco, or as otherwise directed by Invesco by way of Proper Instruction, promptly upon settlement of the relevant transaction.

1.7. Galaxy shall, in a manner consistent with its duty of best execution, ensure that Digital Asset or USD Cash proceeds (as applicable) of a transaction are confirmed in the applicable Digital Asset ETF wallet or account by no later than any deadline as instructed by Invesco by way of Proper Instruction.

1.8. Proper Instructions may be cancelled by Invesco only if Galaxy has not acted upon those instructions and subject in all cases to Section 2.2.4 of the Agreement.

1.9. Galaxy shall confirm to Invesco as soon as practicable, and in any event within one business day of completion of the transaction, that it has purchased or sold the relevant Digital Assets. Such confirmations shall be in writing and shall detail: (i) the time of execution; (ii) the price at which the relevant Digital Asset was purchased or sold; (iii) the volume of the relevant Digital Asset that was purchased or sold; and (iv) the venue on which, or the counterparty to the transaction in which (as the case may be), the relevant Digital Asset was purchased or sold.

2. DUTY OF CARE

2.1. In addition to the duty of care provisions contained in the Agreement, Galaxy is expressly prohibited from using any information that it has gained about any Digital Asset ETF’s trading activities in a Digital Asset pursuant to Proper Instructions to inform (in whole or in part) any decision to purchase or sell Digital Assets that it makes either for its own account or on behalf of any other person. Except as contemplated by Section 2.2 below, Galaxy shall not execute any purchases or sales in the relevant Digital Assets for its own account until it has concluded the execution of all outstanding purchases and sales on behalf of the applicable Digital Asset ETF.

2.2. Galaxy shall not aggregate any purchases or sales of Digital Assets it makes on behalf of a Digital Asset ETF with any purchases or sales of Digital Assets it makes either for its own account or on behalf of any other person unless it does so in a manner that is not reasonably expected to operate to the disadvantage of the Digital Asset ETF. Without limiting the other provisions of this Exhibit A, Invesco acknowledges that Galaxy executes transactions in Digital Assets for other clients and that it seeks to allocate opportunities to purchase and sell Digital Assets among its clients, including a Digital Asset ETF, fairly and equitably over time, but that no assurances can be given that any specific opportunity will be allocated to a Digital Asset ETF.

2.3. Notwithstanding any provision of the Agreement or this Exhibit A thereto, Invesco reserves the right to, in its sole discretion, perform (or have its Affiliate perform) any of the Execution Agent Services described herein (and Galaxy agrees to cease performing any such Execution Agent Services upon notice from Invesco) for any Digital Asset ETF.